Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 18, 2021, relating to the financial statements of Check-Cap Ltd. (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding substantial doubts about the ability of the Company to continue as a going concern), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
January 28, 2022